THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

720 EAST WISCONSIN AVENUE, MILWAUKEE, WISCONSIN 53202

WAIVER BENEFIT

This Benefit is part of the Policy to which it is attached and is subject to the Policy’s provisions, terms, conditions, limitations, and exclusions.

This Benefit will credit to this Policy the Selected Monthly Premium Benefit (Section A) if the Insured has a Total Disability (Section B).

SECTION A. WAIVER BENEFIT

Total Disability Before Age 60. If the Total Disability of the Insured begins on or before the Policy anniversary nearest the Insured’s 60th birthday, on each monthly processing date following approval of a claim the Company will credit to this Policy the Selected Monthly Premium Benefit for as long as the Total Disability continues. There will be no Selected Monthly Premium Benefit credited before the Policy anniversary nearest the Insured’s 5th birthday, unless the Insured has a Presumptive Total Disability (Section B).

Total Disability After Age 60. If the Total Disability of the Insured begins after the Policy anniversary nearest the Insured’s 60th birthday, on each monthly processing date following approval of a claim, the Company will credit to this Policy the Selected Monthly Premium Benefit for as long as the Total Disability continues, but only to the Policy anniversary that is nearest the 65th birthday of the Insured.

Selected Monthly Premium Benefit. The Selected Monthly Premium Benefit shall be the greater of:

a.	the Selected Monthly Premium amount shown on the Policy Schedule Pages (page 3) of this Policy; and

b.

an amount that, after deducting the Premium Expense Charge, will equal the Specified Monthly Charges. The Specified Monthly Charges shall consist of the Monthly Policy Charge for this Policy, excluding the Monthly Policy Debt Expense Charge.

The Selected Monthly Premium Benefit will be treated as a premium payment subject to the terms of this Policy, except that it will not be included in the cumulative premiums paid for purposes of Death Benefit Option C. The Selected Monthly Premium Benefit will be treated as premium paid for purposes of the Death Benefit Guarantee Premium Test, if applicable to this Policy. The Selected Monthly Premium Benefit will not be deducted from the Life Insurance Benefit.

For any period of Total Disability prior to approval of a claim, the Company will credit to this Policy the Selected Monthly Premium Benefit for that period on the first monthly processing date following approval of the claim. The Company will not refund any premiums that are paid prior to or after its approval of a claim.

If the Owner requests a change to this Policy, the Selected Monthly Premium amount will be increased or decreased, if necessary, to meet the Company’s maximum or minimum limits on the Selected Monthly Premium amount that are in effect as of the date of the change. Any such change to the Selected Monthly Premium amount will be shown on the amended Policy Schedule Pages (page 3) of this Policy.

Charge For This Benefit. While this Waiver Benefit is in force, the charge for this Waiver Benefit will be deducted from the Contract Fund Value of this Policy as part of the Monthly Policy Charge. The Monthly Waiver Benefit Charge shall be the greater of:

a.

the Selected Monthly Premium Rate (the maximum is shown on the Policy Schedule Pages (page 5) of this Policy) at the Insured’s Attained Age, multiplied by the Selected Monthly Premium amount shown on the Policy Schedule Pages (page 3) of this Policy; and

b.

the Specified Monthly Charges Rate (the maximum is shown on the Policy Schedule Pages (page 5) of this Policy) at the Insured’s Attained Age, multiplied by the Specified Monthly Charges (excluding the Monthly Waiver Benefit Charge).

During periods of Total Disability, starting once a claim is approved, the Monthly Waiver Benefit Charge is zero.

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This Benefit does not have Cash Value or Loan Value.

If Total Disability begins during a Policy Grace Period, a required minimum premium must be paid in order to ensure that the Policy does not terminate while the Company evaluates the claim.

SECTION B. DEFINITIONS

Total Disability or Totally Disabled. The terms “Total Disability” or “Totally Disabled” mean the Insured is unable to perform the substantial and material duties of an Occupation, as defined below, due to an Accident or Sickness while this Benefit is in force. If the Insured is unemployed, retired, or not employed in an occupation outside of the home at the start of Total Disability, the occupation of the Insured consists of the usual daily activities performed by the Insured at the time the Insured becomes Totally Disabled.

For the first 24 months of Total Disability, “Occupation” means the occupation the Insured had at the time the Insured becomes Totally Disabled.

After 24 months of Total Disability, “Occupation” means the occupation the Insured had at the time the Insured becomes Totally Disabled or any other occupation for which the Insured is reasonably qualified by education, training or experience.

Accident. “Accident” means bodily injury resulting from an accident, independent of Sickness or non-accidental bodily injury.

Sickness. “Sickness” means illness, disease or pregnancy, including complications of pregnancy.

Presumptive Total Disability. Even if the Insured is able to work, the Insured will be considered Totally Disabled if the Insured incurs the total and permanent loss of:

🌑	sight of both eyes;

🌑	use of both hands;

🌑	use of both feet;

🌑	use of one hand and one foot;

🌑	speech; or

🌑	hearing in both ears.

The loss must be the result of an Accident that occurs, or from a Sickness that first appears, while this Benefit is in force.

SECTION C. DISABILITIES COVERED BY THIS BENEFIT

The Selected Monthly Premium Benefit is credited only if:

🌑	the Insured becomes Totally Disabled while this Benefit is in force;

🌑	the Total Disability results from Accident or Sickness; and

🌑	the Total Disability lasts for at least six consecutive months.

SECTION D. PROOF OF TOTAL DISABILITY

Before the Selected Monthly Premium Benefit will be credited, proof of Total Disability must be given to the Company while the Insured is alive and as soon as reasonably possible from the start of the Total Disability or from the Policy anniversary nearest the Insured’s 5th birthday, whichever is later. Monthly Policy Charges shall continue as provided in Section 8.4 of the Policy.

Claim Forms. The Company will furnish claim forms for an initial written proof of loss within 15 days after receiving notice of claim. These forms will need to be completed by the Owner, the Insured and the Insured’s physician. If these forms are not furnished within the 15-day period, this initial written proof of loss may be made without the use of the Company’s forms.

The Company may furnish additional claim forms on an annual basis while a claim continues under this Benefit.

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Other Requirements.

🌑

Authorizations. The Company will furnish the Insured with authorizations to obtain and disclose information. These authorizations must be signed by the Insured without alterations and returned to the Company.

🌑	Medical Examination. The Company may have the Insured examined by a health care practitioner.

🌑

Personal Interview/Assessment. The Company may require the Insured to submit to a personal interview. The Company also may require the Insured to undergo an assessment by a care management professional.

🌑	Functional Capacities Evaluation. The Company may require the Insured to submit to a functional capacities evaluation.

These requirements will be performed:

🌑	at the Company’s expense; and

🌑	by a certified examiner, care management professional, evaluator and/or interviewer of the Company’s choice.

Proof that the Total Disability has continued may be required once a year. If the proof is not given when it is required, the Selected Monthly Premium Benefit will no longer be credited. The Company will not require proof that the Total Disability continues beyond the Policy anniversary that is nearest the Insured’s 65th birthday.

SECTION E. POLICY CHANGES DURING TOTAL DISABILITY

During a period of Total Disability, the Owner may not change the Death Benefit Option or make a change to this Policy that is subject to the Company’s insurability requirements.

If the Insured is continuously Totally Disabled from the Policy anniversary that is nearest the Insured’s 60th birthday to the Policy anniversary that is nearest the Insured’s 65th birthday, the Selected Monthly Premium Benefit is credited after the Policy anniversary that is nearest the Insured’s 65th birthday only if Death Benefit Option A is in effect for this Policy. If Option A is not in effect on the Policy anniversary that is nearest the Insured’s 65th birthday, the Death Benefit Option will be changed to Option A by the Company.

SECTION F. TERMINATION OF BENEFIT

This Benefit will terminate on the earliest of the following dates:

🌑	the Policy anniversary that is nearest the Insured’s 65th birthday if the Insured became Totally Disabled after the Policy anniversary that is nearest the Insured’s 60th birthday;

🌑	the monthly processing date on or immediately following receipt at the Home Office of the Owner’s written request to terminate this Benefit;

🌑	the date this Policy is changed to the Paid-up Option; or

🌑	the date of termination of this Policy.

Secretary
THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

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